AMENDMENT
                                     to the
                Employment Agreement executed September 16, 1999
                                     between
                  Roger Robb and Eagle Pacific Industries, Inc.



         THIS AMENDMENT TO EMPLOYMENT AGREEMENT is entered into effective as of this 15th day of December, 1999, by and between Roger Robb (the "Employee") and Eagle Pacific Industries, Inc. ("Eagle").


                                   WITNESSETH:

         WHEREAS, Employee and Eagle are parties to that certain Employment Agreement executed September 16, 1999 (the "Agreement").

         WHEREAS, the parties mutually desire to amend the Agreement effective December 15, 1999 to take into account the resolutions adopted by Eagle's Board of Directors at its special meeting on December 15, 1999.


         NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, and for other good and valuable consideration, the parties agree as follows:


         1. Section 3.a Base Salary of the Agreement shall be changed in its entirety to read as follows:

         "Effective as of December 15, 1999, as full compensation for the performance by the Employee of all of his obligations under this Agreement, the Employee shall be entitled to receive no less than an annual base salary of $170,000 payable periodically on the payroll schedule established for Eagle employees. Base salary shall be reviewed as of December 31 each year commencing with December 31, 1999, and based on the performance of the Employee, the business conditions of Eagle and the competitive market, Eagle shall determine the amount, if any, of any increase in base salary to be granted as of such dates."

         2. Section 3.b Annual Bonus of the Agreement shall be changed in its entirety to read as follows:

         "The Employee and Eagle acknowledge that they are entering into this Agreement upon the consummation of Eagle's acquisition of Pacific Western Extruded Plastics Company ("PW Pipe"), and that the Employee is a former employee of PW Pipe. As such, for calendar year 1999 under the term of this Agreement, the Employee shall be entitled to a bonus equal to the bonus to which he would have been entitled under PW Pipe's bonus plan for the remainder of calendar year 1999, which shall be payable at such time and under such schedule as set forth under PW Pipe's bonus plan. For subsequent calendar years during the term of this Agreement, the Employee shall be entitled to participate in the Company's Performance Bonus Plan.

         3. Except as amended herein, the Agreement shall remain in full force and effect.


         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement effective as of the date first written above.

EAGLE PACIFICS INDUSTRIES, INC.



By:     /s/ William H. Spell                            /s/ Roger Robb
Its:    Chief Executive Officer                         Roger Robb